Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of EyeGate Pharmaceuticals, Inc. (“EyeGate”) on Form S-8 (Nos. 333-241657, 333-202207, 333-209441, 333-216227, 333-223431 and 333-231207) and on Form S-3 (Nos. 333-231204 and 333-234255) of our report dated February 15, 2021, with respect to our audits of the financial statements of Panoptes Pharma Ges.m.b.H as of December 31, 2018 and December 31, 2019 and for the years then ended appearing in the Current Report on Form 8-K/A of EyeGate filed as of March 5, 2021.

/s/ Diligence Wirtschaftsprüfungs- und Steuerberatungsgesellschaft mbH

Diligence Wirtschaftsprüfungs- und Steuerberatungsgesellschaft mbH
Vienna, Austria
March 5, 2021